Exhibit 99.1

June 1, 2020

Tetraphase Announces Receipt of Amended Melinta Proposal, Determination of Superior Offer and Notice to AcelRx

WATERTOWN, Mass., June 1, 2020 — Tetraphase Pharmaceuticals, Inc. (Nasdaq:TTPH), a biopharmaceutical company focused on commercializing its novel tetracycline XERAVATM (eravacycline for injection) to treat serious and life-threatening infections, today announced that its Board of Directors has received a revised proposal from Melinta Therapeutics, Inc. (“Melinta”) amending its prior proposal to acquire the Company (the “Amended Melinta Proposal”), and has determined that the Amended Melinta Proposal is a “Superior Offer” under the terms of the Agreement and Plan of Merger, dated March 15, 2020 and amended on May 27, 2020 and on May 29, 2020, to which the Company is a party with AcelRx Pharmaceuticals, Inc. (“AcelRx”) and its merger subsidiary (the “AcelRx Merger Agreement”). In connection with this determination and in accordance with the terms of the AcelRx Merger Agreement, the Company has given notice to AcelRx of the Amended Melinta Proposal, the Superior Offer determination and of its intention to consider changing its recommendation of the AcelRx Merger Agreement or terminating the AcelRx Merger Agreement unless AcelRx proposes revisions to the terms of the AcelRx Merger Agreement or makes another proposal on or prior to Wednesday, June 3, 2020 that, if accepted, would result in the Amended Melinta Proposal ceasing to be a Superior Offer.

Under the AcelRx Merger Agreement, as amended, Tetraphase stockholders would receive, for each share of Tetraphase common stock, (1) $0.5872 in cash and 0.7409 of a share of AcelRx common stock, representing approximately $1.70 in upfront per share value, based on the closing price of AcelRx’s common stock as of the close of trading on May 28, 2020, in each case subject to downward adjustment in the event that the Company’s closing net cash is less than $5.0 million, and (2) one contingent value right (“CVR”), which would entitle the holders to receive potential aggregate payments of up to $16.0 million in cash upon the achievement of certain future XERAVA™ net sales milestones starting in 2021. Based on the closing price of AcelRx common stock on June 1, 2020, the total upfront consideration to be received by Tetraphase equityholders under the AcelRx Merger Agreement at closing is valued at approximately $33.3 million, with approximately $16.8 million of this amount allocated to the Company’s outstanding common stock warrants.

Under the Amended Melinta Proposal, Melinta has offered to acquire Tetraphase for $39.0 million in cash, plus an additional $16.0 million.in cash potentially payable under contingent value rights (“CVR”) to be issued in the proposed acquisition. Under the Amended Melinta Proposal, the upfront cash consideration would be as follows: (i) $1.79 per share of Tetraphase common stock (including common stock underlying restricted stock units, performance-based stock units and pre-funded warrants), (ii) $2.47 per share of Tetraphase common stock underlying the common stock warrants issued by the Company in 2019, and (iii) $2.47 per share of Tetraphase common stock underlying the common stock warrants issued by the Company in 2020. In addition, the Amended Melinta Proposal does not provide for a downward adjustment based on the Company’s closing net cash amount. The Amended Melinta Proposal is not subject to any financing contingencies. The definitive terms and conditions of a merger agreement detailing the Amended Melinta Proposal have been fully negotiated. If the Amended Melinta Proposal continues to constitute a Superior Offer through Wednesday, June 3, 2020, the Tetraphase Board will consider terminating the AcelRx Merger Agreement and entering into the merger agreement with Melinta.

At this time, the Tetraphase Board has not changed its recommendation with respect to the pending transaction with AcelRx, and the Tetraphase Board (1) continues to recommend the AcelRx Merger Agreement to its stockholders, (2) is not modifying or withdrawing its recommendation with respect to the AcelRx Merger Agreement and the merger, or proposing to do so, and (3) is not making any recommendation with respect to the Melinta proposal or the proposed merger agreement with Melinta.

Janney Montgomery Scott LLC is acting as financial advisor to Tetraphase and Wilmer Cutler Pickering Hale and Dorr LLP is acting as legal advisor.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase Pharmaceuticals, Inc. is a biopharmaceutical company using its proprietary chemistry technology to develop and commercialize novel tetracyclines for serious and life-threatening conditions, including bacterial infections caused by many multidrug-resistant, or MDR, bacteria. There is a medical need for new antibiotics as resistance to existing antibiotics increases. The company’s commercial product, XeravaTM (eravacycline), a fully synthetic fluorocycline, is an intravenous, or IV, antibiotic that is approved for use as a first-line empiric monotherapy for the treatment of MDR infections, including those found in complicated intra-abdominal infections, or cIAI.

Additional Information and Where to Find it

In connection with the proposed transaction between Tetraphase and AcelRx, AcelRx filed with the Securities and Exchange Commission (the “SEC”) the Registration Statement containing a document constituting a prospectus of AcelRx and a proxy statement of Tetraphase. The Registration Statement was declared effective by the SEC on April 24, 2020, and Tetraphase commenced mailing the definitive proxy statement/prospectus to stockholders of Tetraphase on April 28, 2020. Tetraphase and AcelRx also plan to file other relevant documents with the SEC regarding the proposed transaction. Investors and security holders are urged to read the definitive proxy statement/prospectus and other relevant documents filed with the SEC carefully and in their entirety because they contain important information.

Investors and security holders can obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Tetraphase, AcelRx and/or Melinta through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders can obtain free copies of the proxy statement/prospectus from Tetraphase by written request to Tetraphase Pharmaceuticals, Inc., 480 Arsenal Way, Watertown, Massachusetts 02472, Attn: Secretary or by calling (617) 715-3600.

No Offer or Solicitation

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor a solicitation of any vote or approval, with respect to the proposed transaction or otherwise. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. If a negotiated transaction between Tetraphase and Melinta is agreed, Tetraphase and Melinta will prepare filing(s) related to the proposed transaction (including a tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other tender offer documents related to the transaction and any amendments thereto, and Tetraphase would file a recommendation statement on Schedule 14D-9 with the SEC and any amendments thereto), and Tetraphase will provide the filing(s) to its stockholders. Tetraphase, and possibly Melinta, may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for any tender offer document or any other document which Tetraphase or Melinta may file with the SEC in connection with the proposed transaction. If a negotiated transaction between Tetraphase and Melinta is agreed, investors and security holders are urged to read the filing(s) and the other relevant materials with respect to the proposed transaction with Melinta carefully in their entirety when they become available before making any voting or investment decision with respect to any proposed transaction with Melinta, because they will contain important information about any proposed transaction with Melinta.

Participants in the Solicitation

Tetraphase and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Tetraphase stockholders in respect of the transactions contemplated by the AcelRx Merger Agreement or the Melinta proposal. Information about Tetraphase’s directors and executive officers is included in Tetraphase’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 12, 2020. Other information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the AcelRx Merger Agreement, or the transactions contemplated by the Amended Melinta Proposal, as applicable, and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any registration statement, prospectus, proxy statement and other relevant materials to be filed with the SEC if and when they become available.

Forward-Looking Statements

Statements in this press release contain various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, those regarding the transactions contemplated by the AcelRx Merger Agreement and any proposed transaction contemplated by Melinta, the expected timetable for completing the transactions, future financial and operating results, benefits and synergies of the transactions, future opportunities for the combined company and any other statements about future expectations, plans and prospects for Tetraphase. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the determinations made by the Board regarding the Amended Melinta Proposal; actions of AcelRx or any other party in response to any discussions with Melinta; the results of discussions with Melinta; the impact of actions of other parties with respect to any discussions and the potential consummation of the proposed transactions with AcelRx or Melinta; the outcome of any legal proceedings that could be instituted against Tetraphase or its directors related to the discussions, the Amended Melinta Proposal or the AcelRx Merger Agreement; changes in the proposal from Melinta; the risk that the transactions contemplated by the AcelRx Merger Agreement or the Amended Melinta Proposal may not be completed in a timely manner, or at all, which may adversely affect Tetraphase’s business and the price of its common stock; the failure to satisfy all of the closing conditions of the transactions contemplated by the AcelRx Merger Agreement, including the approval of the AcelRx Merger Agreement by Tetraphase’s stockholders, or with respect to any definitive agreements for the Amended Melinta Proposal; the occurrence of any event, change or other circumstance that could give rise to the termination of the AcelRx Merger Agreement; the effect of the announcement or pendency of the transactions contemplated by the AcelRx Merger Agreement or the definitive agreements for the Amended Melinta Proposal on Tetraphase’s business, operating results, and relationships with customers, suppliers, competitors and others; risks that the transactions contemplated by the AcelRx Merger Agreement or the Amended Melinta Proposal may disrupt Tetraphase’s current plans and business operations; risks related to the diverting of management’s attention from Tetraphase’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Tetraphase related to the AcelRx Merger Agreement or the transactions contemplated by the AcelRx Merger Agreement or the Amended Melinta Proposal or the transactions contemplated thereby; risks relating to Tetraphase’s ability to successfully commercialize Xerava; concerns with or threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including COVID-19; general economic and market conditions and the risk factors set forth under the caption “Risk Factors” in Tetraphase’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 filed with the SEC on May 7, 2020 and in any other subsequent filings made by Tetraphase with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Tetraphase specifically disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media and Investor Contact:

Argot Partners

Maeve Conneighton

212-600-1902

maeve@argotpartners.com